EXHIBIT 21


                             SUBSIDIARIES OF
                   DAKOTA TELECOMMUNICATIONS GROUP, INC.



     NAME                            STATE OF INCORPORATION OR ORGANIZATION
     ----                            --------------------------------------

Dakota Telecom, Inc.                              South Dakota

Dakota Telecommunications Systems, Inc.           South Dakota

Dakota Wireless Systems, Inc.                     South Dakota

DTG Communications, Inc. (formerly
  TCIC Communications, Inc.)                      South Dakota

DTG Internet, Inc. (formerly Iway, Inc.)          South Dakota

DTG DataNet, Inc. (formerly Futuristic, Inc.)     South Dakota

DTG Community Telephone, Inc.                     South Dakota